                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /  Preliminary Proxy Statement                / /  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                          ASSIX INTERNATIONAL, INC.
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/ /  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

/X/  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                            ASSIX INTERNATIONAL, INC.

                    Notice of Annual Meeting of Stockholders
                            to be held May 31, 1995


To the Stockholders of
ASSIX INTERNATIONAL, INC.

         The Annual Meeting of Stockholders of Assix International, Inc., a Delaware corporation (the "Company"), will be held on Wednesday, May 31, 1995 at 10:00 a.m. at the Jacksonville Center, One Imeson Park Boulevard, Building 100, Jacksonville, Florida, for the following purposes:

     1. To elect three members of the Board of Directors who will be elected to a one-year term of office.

     2. To ratify the selection of Pender, Newkirk & Company as independent certified public accountants of the Company for its fiscal year ended June 30, 1995.

     3. To consider and act upon a proposal to approve an Agreement of Sale pursuant to which the Company would sell all of the Company's automotive operating assets to a newly formed wholly-owned subsidiary, Assix Automotive, Inc., in exchange for 100% of the issued and outstanding shares of the newly formed entity.

     4. To consider and act upon a proposal to amend the Company's Certificate of Incorporation to change the name of the Company to Excal Enterprises, Inc.

     5. To consider and act upon any matters related to the foregoing purposes and to transact such other business as may property be brought before the meeting and at any adjournments thereof.

         A Proxy Statement and Board of Directors Proxy are being mailed with this notice. You are invited to attend the meeting in person, but if you are unable to do so, the Board of Directors requests that you sign, date and return the proxy, as promptly as practicable, by means of the enclosed envelope. If you are present at the meeting and desire to vote in person, you may revoke the proxy, and if you receive more than one proxy (because of different addresses of stockholders), please fill in and return each proxy to complete your representation.

                                        BY ORDER OF THE BOARD OF DIRECTORS


                                        /s/ R. Park Newton, III
                                        -----------------------
                                        R. PARK NEWTON, III
                                        CHAIRMAN OF THE BOARD
                                        SECRETARY & TREASURER


Tampa, Florida
May 1, 1995

                       THIS PAGE INTENTIONALLY LEFT BLANK

                           ASSIX INTERNATIONAL, INC.
                       100 North Tampa Street, Suite 3575
                              Tampa, Florida 33602
                                 (813) 224-0228

                       __________________________________

                                PROXY STATEMENT
                                      FOR
                         ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 31, 1995

                       __________________________________


I.       SOLICITATION AND REVOCATION OF PROXIES

    The enclosed Proxy Statement is being solicited on behalf of Assix International, Inc., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders of the Company to be held on Wednesday, May 31, 1995 at 10:00 a.m.., or at any adjournment thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Annual meeting will be held at One Imeson Park Boulevard, Building One, Jacksonville, Florida 32218.

    This Proxy Statement and accompanying form of proxy is being mailed on or about May 1,1995 to all shareholders entitled to vote at the meeting. YOU ARE SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS TO COMPLETE, SIGN, DATE AND RETURN THE PROXY CARD IN THE ACCOMPANYING ENVELOPE.

    This solicitation is being made on behalf of the Board of Directors of the Company and any costs incurred in connection therewith will be borne by the Company. Brokerage houses and other nominees of record will be requested to forward all proxy solicitation material to the beneficial owners, and their expenses in such regard will also be paid by the Company. All proxies are being solicited by mail in the accompanying form, but further solicitation following the original mailing may be made by Board representatives or agents by telephone, telegraph or personal contact with certain shareholders.

    Execution of the enclosed proxy will not affect a shareholder's right to attend the meeting and vote in person. A shareholder giving a proxy may revoke it at any time before exercise, by either notifying the Secretary of the Company of its revocation, submitting a substitute proxy dated subsequent to the initial one or attending the Annual Meeting and voting in person.


    The presence, in person or by proxy, of the holders of a majority of the outstanding shares of the Company's common stock is necessary to continue a quorum at the Annual Meeting. The affirmative vote of the holders of a majority of the shares of the common stock represented in person or by proxy at the Annual Meeting is required to (i) elect directors; (ii) ratify the appointment of Pender Newkirk & Company as the Company's independent certified public accountants for the year ending June 30, 1995; (iii) approve an Agreement of Sale pursuant to which the Company agrees to sell all of its automotive operating assets to a newly formed wholly-owned subsidiary in exchange for 100% of its issued and outstanding shares of common stock; and
(iv) amend the Company's Certificate of Incorporation to change the name of the Company to Excal Enterprises, Inc. Under the provisions of Delaware law and the Company's Certificate of Incorporation, shareholders who do not vote in favor of the foregoing proposals will not have any dissenters rights or rights of appraisal.


    All properly executed proxy cards delivered pursuant to this solicitation and not revoked will be voted at the Annual Meeting in accordance with the directions given. If no specific instructions are given with regard to the matters to be voted upon, the shares represented by a signed proxy card will be voted (i) FOR the election of the nominees listed below under the caption "Election of Directors"; (ii) FOR the ratification of the appointment of Pender Newkirk & Company as the Company's independent certified public accountants; (iii) FOR the Agreement of Sale approving the sale of the Company's automotive assets to a newly formed wholly-owned subsidiary corporation; (iv) FOR the amendment of the Company's Certificate of Incorporation changing the name of the Company to Excal Enterprises, Inc.; and if any other matters properly come before the Annual Meeting, the persons named as Proxies will vote upon such matters according to their best judgment.

A copy of the 1994 Annual Report to Stockholders, which includes the Company's Financial Statements for the fiscal year ended June 30, 1994, (excluding audited financial schedules, list of exhibits and exhibits), was mailed with the Proxy Statement to all Stockholders entitled to vote at the Annual Meeting. The financial statement schedules, list of exhibits and exhibits will be forwarded to a stockholder upon written request and upon payment of the reasonable expenses incurred by the Company in furnishing such documents.

II.   SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

    Shareholders of record at the close of business on April 14, 1995 (the "Record Date") are entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. On the record date, there were 4,666,866 shares of the Company's common stock, par value $.001 per share (the "Common Stock"), issued and outstanding.

    The following tables enumerate, as of the Record Date, the name, address and ownership, both by numerical holding and percentage interest, of the Company's outstanding Common Stock held by (A) the beneficial owners of more than five percent of the Company's outstanding Common Stock and (B) the Directors and Executive Officers of the Company, both individually and as a group. The following table include the shares of Common Stock which each of the foregoing could purchase under outstanding stock options, warrants, conversion privileges or other rights which were exercisable as of the Record Date, or exercisable within 60 days from such date.

    In preparing the following tables, the Company has relied upon, in addition to its own shareholder records, statements filed with the United States Securities and Exchange Commission (the "Commission") by beneficial owners of more than 5 percent of the Company's outstanding Common Stock pursuant to Sections 13(d), 13(g) or 16(a) of the Securities Exchange Act of 1934, unless the Company knew or had reason to believe that the information contained in such statements was not complete or accurate, in which case the Company relied upon information which it considered to be more accurate or more complete.

(A) BENEFICIAL OWNERS OF MORE THAN 5% OF THE COMPANY'S COMMON STOCK

                       Name and Address of                                    Shares of Common Stock      Percentage of
                       Beneficial Owner                                       Beneficially Owned (1)      Ownership (2)
                       ----------------                                       ----------------------      -------------
                       R. PARK NEWTON, III                                         1,292,812 (1)                 26%
                         100 N. Tampa Street, Suite 3575
                         Tampa, Florida  33602
                       CHARLES A. ROSS                                               285,000 (6)                5.8%
                         3115 GND, Unit 304
                         Longboat Key, Florida 34228
                       J. THEODORE BIESANZ                                           325,000                    7.0%
                         4963 Bayshore Blvd.
                         Tampa, Florida  33611
                       FREDERICK & ARLENE SCHADT                                     255,200                    5.5%
                         W5913 Iliff Road
                         Monroe, Wisconsin  53566
                       ASX INVESTMENT                                                338,928                    7.3%
                         W16650 N.W. 27th Avenue
                         Miami, Florida  33504

        (1) Mr. Newton is the record holder of 379,552 common shares, either individually or jointly with his wife, is the beneficial owner of 1,000 shares owned individually by his wife, and is the beneficial owner, by virtue of his voting and disposition power over 613,260 shares (i) held in trust for the benefit of certain members of his family and (ii) shares held by Ride Control Systems, Inc., a company wholly-owned by Mr. Newton and his wife, Francine. Further, Mr. and Mrs. Newton are the holders of warrants and options to acquire up to 300,000 shares of Company common stock at exercise prices ranging from $1.00 to $7.43 per share. Mr. and Mrs. Newton have also been awarded, by the Company's Special Compensation Committee, options to acquire 300,000 shares at an exercise price of $1.00 per share for a period of ten years from the date of grant. However, such options have not been granted as of the date of this report due to the requirement that the Company's full Board of Directors take certain actions prior to granting such options. Accordingly, the options to acquire 300,000 shares are not reflected in this table.

        (2) Mr. Ross has the right to acquire beneficial ownership of 135,000 shares, at an exercise price of $1.70 per share, 50,000 shares, at an exercise price of $.53 per share, 50,000 shares at an exercise price of $1.00 per share and 50,000 shares, at an exercise
             price of $5.74 per share under presently exercisable options.   Mr.
             Ross resigned as a director in August 1994.

   (3) Frederick S. Schadt is the direct owner of 200,000 common shares, and Arlene J. Schadt, Mr. Schadt's wife, is the direct owner of 55,200 shares. Based upon their marital status, the Company assumes that each may be deemed the beneficial owner of shares held of record by the other.


(B) OFFICERS AND DIRECTORS

    Name and Address of                                      Shares of Common Stock      Percentage of
    Beneficial Owner                                         Beneficially Owned (1)      Ownership (2)
    ----------------                                         ----------------------      -------------
    R. PARK NEWTON, III                                          1,292,812 (1)                26%
      100 North Tampa Street, Suite 3575
      Tampa, Florida 33602
    CHARLES A. ROSS                                                285,000 (2)               5.8%
      3115 GND, Unit 304
      Longboat Key, Florida 34228
    W. CAREY W. WEBB                                               100,000 (3)               2.1%
      2404 Hollingsworth Hill
      Lakeland, Florida  33803
    W. ARIS NEWTON                                                  65,200 (4)               1.4%
      12103 Snead Place
      Tampa, Florida  33624
    DOUGLAS S. GARDNER                                              40,800 (5)                (8)
      3960 14th Way, NE
      St. Petersburg, Florida 33703
    JOHN L. CASKEY                                                  83,500 (6)               1.8%
      P.O. Box 18682
      Tampa, Florida  33679
    KERRY F. MARLER                                                 10,000 (7)                (8)
      25205 Bunting Circle
      Land O'Lakes, Florida 34639
    All officers and directors as a group
    (7 persons)                                                  1,877,312                  34.4%

   (1) Mr. Newton is the record holder of 379,552 common shares, either individually or jointly with his wife, is the beneficial owner of 1,000 shares owned individually by his wife, and is the beneficial owner, by virtue of his voting and disposition power over 613,260 shares (i) held in trust for the benefit of certain members of his family and (ii) shares held by Ride Control Systems, Inc., a company wholly-owned by Mr. Newton and his wife, Francine. Further, Mr. & Mrs. Newton are the holders of warrants and options to acquire up to 300,000 shares of Company common stock at exercise prices ranging from $1.00 to $7.43 per share. Mr. & Mrs. Newton have also been awarded, by the Company's Special Compensation Committee, options to acquire 300,000 shares at an exercise price of $1.00 per share for a period of ten years from the date of grant. However, such options have not been granted as of the date of this report due to the requirement that the Company's full Board of Directors take certain actions prior to granting such options. Accordingly, the options to acquire 300,000 shares are not reflected in this table.

   (2) Mr. Ross has the right to acquire beneficial ownership of 135,000 shares, at an exercise price of $1.70 per share, 50,000 shares, at an exercise price of $.53 per share, 50,000 shares at an exercise price of $1.00 per share and 50,000 shares, at an exercise price of
          $5.74 per share under presently exercisable options.   Mr. Ross
          resigned as a director in August 1994.

   (3) Mr. Webb has the right to acquire up to 100,000 shares of Company common stock, at an exercise price of $1.13 per share. Mr. Webb also holds additional options to acquire up to 150,000 shares, although such options are not yet vested and therefore are not included in the table.

   (4) Mr. Aris Newton is the record holder of 200 shares of Company common stock and has the right to acquire beneficial ownership of 5,000 shares, at an exercise price of $5.74 per share, and 60,000 shares, at an exercise price of $1.00 per share, under presently exercisable options.

   (5) Mr. Gardner is the record holder of 35,100 shares of Company common stock, is the beneficial owner of 700 held of record by his wife, Elizabeth F. Gardner, and has the right to acquire beneficial ownership of 5,000 shares, at exercise price of $5,74 per share, under presently exercisable options.

   (6) Mr. Caskey is the record holder of 30,700 shares of Company common stock, 11,500 of which he holds jointly with his mother, Frances Caskey. Mr. Caskey is also the beneficial owner of 17,800 shares held by Casco, Inc., an entity of which he owns all of the common capital
         stock.   He also has the right to acquire beneficial ownership of
         35,000 shares, at an exercise price of $1.00 per share, under presently exercisable options.

   (7) Mr. Marler is the record holder of 10,000 shares of Company common stock. Mr. Marler resigned from the Board in May 1994.

   (8) Less than one percent of the Company's issued and outstanding common stock.

III. ELECTION OF DIRECTORS

    The Directors are elected annually by the stockholders of the Company. The Bylaws of the Company provide that the number of Directors will be determined by the Board of Directors, which has fixed the number of Directors to be elected at three. Messrs. R. Park Newton, III, Aris Newton, and John Caskey presently serve as Directors of the Company. The stockholders will elect three Directors for the coming year. Each of the director nominees were elected to these present terms by the stockholders in June 1994.


    Meetings and Committees of the Board. The Board of Directors has established three committees -- the Audit Committee, the Compensation Committee and the Special Compensation Committee -- in order to review certain aspects of the Company's operations. The Company has no nominating committee or any committee serving a similar function. The Audit Committee is responsible for making recommendations to the Board of Directors concerning the selection and engagement of the Company's independent certified public accountants and reviews the scope of the annual audit, audit fees, and results of the audit. The Audit Committee also reviews and discusses with management and the Board of Directors such matters as accounting policies and internal accounting controls. The Audit Committee is composed of Aris Newton and John L. Caskey. The Compensation Committee approves the standards for salary ranges for executive, managerial and technical personnel of the Company and establishes, subject to existing employment contracts, the specific compensation and bonus plans of all corporate officers. R. Park Newton, III and John L. Caskey are the only members of the Compensation Committee. The Special Compensation Committee was established to review bonus compensation arrangements for Company officers which are contingent upon or otherwise determined by reference to the Company's settlement with Sears, Roebuck & Co. or the Company's reduction of its outstanding debt obligations. John L. Caskey is the only member of the Special Compensation Committee.

    The Board of Directors held five meetings (including regularly scheduled and special meetings) during the fiscal year ended June 30, 1994.
Additionally, numerous informal discussions and meetings were held involving some or all of the Directors. The Audit Committee and Compensation Committee each held one committee meeting during the year ended June 30, 1994. During the fiscal year ended June 30, 1994, each Director attended at least 75% of the total number of Board meetings and at least 75% of the meetings of committees of the Board of Directors on which he served.

    During the Company's most recent fiscal year, Kerry F. Marler, a Director of the Company since March 1993 and Vice President since November 1993, resigned as a director of the Company. During the interim period immediately preceding the date hereof, Charles A. Ross resigned as a director of the Company.

    Directors receive a $500 monthly allowance for attendance at Board of Director's meetings and meetings of committee's of the Board of Directors. While directors are entitled to reimbursement for reasonable travel expenses incurred in attending such meetings, no reimbursements were requested for meetings held during the fiscal year ended June 30, 1994.

    UNLESS OTHERWISE INSTRUCTED OR UNLESS AUTHORITY TO VOTE IS WITHHELD, THE ENCLOSED PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED HEREIN. Although the Board of Directors of the Company does not contemplate that any of the nominees will be unable to serve, if such a situation arises prior to the Annual Meeting, the persons named in the enclosed proxy will vote for the election of such other person(s) as may be nominated by the Board of Directors.

    Information Concerning the Nominees. The term of office of each person elected as a Director will continue until the next Annual Meeting of Shareholders or until his successor has been elected and qualified. All of the nominees were elected to the Board at the last Annual Meeting and all are currently serving as Directors of the Company.

    Mr. R. Park Newton, III and Mr. Aris Newton are brothers. No other family relationship exists among any of the other officers or directors.

    Certain of the nominees for election as Directors are named defendants in litigation brought either against or on behalf of the Company. See "VII. Legal Proceedings." The Company is aware that, in connection with or as a result of the Commission's investigation of the Company, the Commission may seek to enjoin Mr. Newton from serving as officer or director of the Company. The Company intends to vigorously resist any such enforcement action, if any.

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE NOMINEES LISTED BELOW.

                                                                                          Director
 Name of Nominee                      Age       Principal Occupation                       Since
 ---------------                      ---       --------------------                       -----
 R. Park Newton, III                  51    Chairman of the Board of Directors,             1986
                                            Secretary/Treasurer
 W. Aris Newton                       42    Vice President and Director                     1992
 John L. Caskey                       49    Director                                        1993


    R. PARK NEWTON, III. Mr. Newton, age 51, has been Director of the Company since July 1986 and serves as a member of the Board's Compensation Committee. Mr. Newton has served as President of the Company since its inception until August 15, 1994, when he resigned that position and became Chairman of the Company's Board of Directors. Mr. Newton has been engaged in the automotive equipment manufacturing and distributing business for over 22 years. Mr. Newton served as President of Autodynamics, Inc. since its inception in 1972. Autodynamics, Inc., an entity wholly-owned by Mr. Newton's father, has been engaged in the business of developing and marketing the technology comprising the Tire Matcher. Ride Control Systems, Inc. has also been engaged in the business of developing and marketing the technology comprising the Tire Matcher. Mr. Newton has been engaged in various private business ventures during the past five years which have included, among other things, investments in real estate. In connection with certain unrelated business ventures Mr. Newton has been, and currently is, involved in contract and business litigation. Mr. Newton attended Clemson University. Mr. Newton is the brother of Aris Newton, also a director of the Company.

     W. ARIS NEWTON. Mr. Newton, age 42, has served as Director since January 1992 and has served as an employee in manufacturing and sales related capacities since 1988. Mr. Newton is a member of the Board's audit committee. Mr. Newton previously owned and operated Shoate Newton Fertilizer Company from
1984 to 1988.   Mr. Newton attended Clemson University.

    JOHN L. CASKEY. Mr. Caskey, age 49, has been a Director of the Company since March 1993. Mr. Caskey is a member of the Board's audit and compensation committee and is the sole member of the special committee formed to review bonuses to be paid to certain officers and former directors of the Company. Mr. Caskey has served as President and CEO of Casco, Inc. since June 1985. Casco Inc. is an investment company that handles investments in mortgages, real estate, joint ventures and emerging companies. Since July 1981, Mr. Caskey has also served as President of All American Security Inc., which provides home security for fire, health, and theft through the use of monitoring and detection devices. Mr. Caskey received a B.A. from the University of South Florida in 1972.

IV. RATIFICATION OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

    The Board of Directors wishes to obtain from the stockholders a ratification of the Board's action in appointing Pender Newkirk & Company as independent certified public accountants of the Company for the fiscal year ending June 30, 1994. Such ratification requires the affirmative vote of a majority of the shares of Common Stock present or represented by proxy and entitled to vote at the Annual Meeting.

    The engagement of Pender Newkirk & Company for audit services regarding the Company's fiscal year ending June 30, 1995 has been recommended by the full Board of Directors. Representatives of Pender Newkirk & Company are expected to be present at the Company's Annual Meeting, with the opportunity to make a statement if they desire to do so. Such representatives are also expected to be available to respond to appropriate questions.

    In the event that the appointment of Pender Newkirk & Company as independent auditors for the fiscal year ending June 30, 1995, is not ratified by the stockholders, an adverse vote will be considered as a direction to the Board of Directors to select other auditors for the following year. However, because of the difficulty in making any substitution of auditors so long after the beginning of the current year, it is contemplated that the appointment for the year ending June 30, 1995, will be permitted to stand unless the Board finds other good reasons for making a change.

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF PENDER, NEWKIRK & COMPANY AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDED JUNE 30, 1995.

V.  TRANSFER OF ASSETS TO SUBSIDIARY


         General. On April 20, 1995, the Board of Directors approved the sale of all of the Company's operating automotive assets to its wholly-owned subsidiary, Assix Automotive, Inc., a newly formed Florida corporation ("Assix Automotive"), in exchange for 100% of the issued and outstanding shares of Assix Automotive subject, however, to shareholder approval. The Company and Assix Automotive have entered into an Asset Purchase Agreement dated April 20, 1995 (the "Agreement"), pursuant to which all of the automotive assets of the Company will be transferred to Assix Automotive in exchange for all of the issued and outstanding shares of Assix Automotive common capital stock (the "Sale Transaction"). Although the Board has approved the terms of the Sale Transaction and terms of the Agreement, the provisions of Delaware law require that the Company submit the Sale Transaction for approval by the majority of the Company's shareholders entitled to vote at a meeting duly called upon at least 20 days' advance notice. Assuming consummation of the Sale Transaction, Assix Automotive will immediately thereafter assume and continue the present operations of the Company's automotive business, and the Company will change its corporate name to Excal Enterprises, Inc.


    The material features of the Agreement are summarized below. This summary does not purport to be complete and is subject in all respects to the provisions of, and as qualified in its entirety by reference to, the Agreement. The Agreement includes the following provisions:

         1. At the closing scheduled to take place on June 10, 1995, the Company will sell, transfer, assign, convey all of its operating automotive assets and deliver a bill of sale to Assix Automotive in exchange for 100% of the issued and outstanding shares of common capital stock of Assix Automotive;

         2. Promptly after the closing, the Company will change its corporate name to Excal Enterprises, Inc.

         3. The Company's obligation to perform under the Agreement is subject to certain conditions, including, approval by shareholders of the Company of the Agreement and the proposed amendment to the Company's Certificate of Incorporation changing the name of the Company to Excal Enterprises, Inc.; and

         4. With the exception of the required shareholder approval of the Sale Transaction, either the Company or Assix Automotive may waive any condition to its obligation to perform under the Agreement.

         At any time prior to the closing of the Sale Transaction, the Company and Assix Automotive may amend the Agreement subject to the approval of the Board of Directors of the Company and Assix Automotive (other than to reduce the net amount to be received by the Company as a result of the Sale Transaction) by a written amendment to the Agreement. Upon consummation of the Sale Transaction, the Company will operate as a holding company and will be engaged primarily in the business of identifying and acquiring new businesses.


    Special Considerations. By approving the Sale Transaction, the Company's shareholders will be able to evaluate the performance of the Company's automotive business on a stand alone basis and permit the Company to diversify its current business operations. The Board believes that it is in the best interests of the Company and its shareholders to reorganize the operations of the Company into two separate subsidiary corporations, the first of which has been previously formed under the laws of the State of Florida as Jacksonville Center, Inc. to hold certain real property transferred to the Company under a settlement agreement entered into with Sears Roebuck & Co., Inc., and the second of which has been formed under the name Assix Automotive to hold substantially all of the Company's assets related to the conduct of its automotive services business operations.

    Reasons for Sale Transaction. The Company has entered into the Agreement in order to diversify the operations of the Company and permit its automotive operations and real estate operations to be conducted through two separate but wholly-owned subsidiaries. If the Sale Transaction is approved, the Company will also be able to report the financial results of its automotive business separately from the results of its holding company, Excal Enterprises. In addition to separately reporting the financial results of its automotive business, the approval of this amendment would result in the transfer of both the assets and liabilities of the Company's automotive business to its wholly-owned subsidiary corporation, Assix Automotive.

    Notwithstanding the transfer of its automotive assets to Assix Automotive, the Company's shareholders will continue to be subject to the risks associated with the operations of the Company and its subsidiaries. Accordingly, financial impacts arising from the operations of Assix Automotive will affect the results of operations and financial position of the Company. In addition, any net losses accrued from the operations of Assix Automotive will likely reduce the funds that are legally available for payment of dividends on the Company's common stock. As a result, the Company's consolidated financial statements should be read in conjunction with Assix Automotive's separately reported financial information.

    Potential Conflicts. Under the Sale Transaction, holders of the Company's common stock will not be provided with any rights that are directly related to the Assix Automotive common stock. Accordingly, the existence of separate ownership of Assix Automotive by the Company and by the shareholders of the Company may, therefore, give rise to occasions when the interests of holders of Assix Automotive and holders of the Company may diverge or appear to diverge. Under principles of Delaware law and the "business judgment rule", absent abuse of discretion, a good faith determination made by a disinterested and adequately informed Board with respect to any matter having disparate impacts upon holders of Assix Automotive and holders of Company Common Stock would be a defense to any challenge to such determination made by or on behalf of the shareholders of the Company.

    Shareholder Approval on Future Sale of Assets. Under Delaware law a corporation may at any meeting of its Board of Directors sell, lease or exchange all or substantially all of its assets upon such terms and conditions and for such consideration, which may include cash or shares of stock in another corporation, as its Board of Directors may deem expedient and in the best interests of the corporation provided, however, that such action is approved by the holders of a majority of the outstanding stock of the corporation entitled to vote on such action. Assuming that the Sale Transaction is approved by the Company's shareholders, a future sale by Assix Automotive of substantially all of its assets to a third party must be approved in accordance with the provisions of Florida law inasmuch as Assix Automotive has been organized as a Florida corporation. Under Florida law, the sale by a wholly-owned subsidiary of substantially all of its assets to a third party is subject to the approval of the subsidiary's parent corporation as its sole shareholder as well as by the parent corporation's shareholders if the assets sold by the subsidiary constitute substantially all of the assets of the parent corporation. The Company believes that the future sale, transfer or disposition of Assix Automotive's operating assets to a third party would be deemed to be a significant component of the Company's business operations under Florida law and, therefore, would require that such sale, transfer or disposition be approved by the Company's shareholders.

    Management and Accounting Policies. The Board has adopted certain management and accounting policies which will enable the Company to report its results of operations on a consolidated basis if the Sale Transaction is approved. Approval of the Sale Transaction will not materially affect the consolidated financial statements for the Company or the percentage ownership interests of the shareholders in the Company. Any determination of the Board to modify or rescind its management and accounting policies relating to the Sale Transaction that would have material disparate impacts upon the holders of Assix Automotive and shareholders of the Company, if any, will be made by the Board in good faith and in the best judgment and belief that such decision is in the best interests of all shareholders of the Company. In addition, generally accepted accounting principles require that any change in the Company's accounting policies be preferable (in accordance with such principles) to the policy previously established.

    Dividend Policy. The Company's capitalization under its Certificate of Incorporation consists of 15,000,000 shares of capital stock, of which 7,500,000 shares are reserved for the issuance of preferred stock, $.01 par value and 7,500,000 shares of common stock, $.001 par value. Pursuant to a Certificate of Correction filed on April 20, 1994, the Company authorized the designation of a class of 100,000 shares of Series A Junior Participating Preferred Stock. Although such preferred shares, if issued, would entitle its holders to receive rights to cumulative preferential dividends and restrict the Company from declaring or paying dividends on any shares of stock junior to such shares of preferred stock, the Company has not issued any share of Series A Junior Participating Preferred Stock as of the date of this proxy.

    The Company has never paid any cash dividends on shares of its common stock and currently intends to retain all earnings for use in its business. Accordingly, it is anticipated that the approval of the Sale Transaction will have no material effect upon the Company's ability to authorize the payment of dividends from funds legally available therefore and it is further anticipated that no dividends will be paid in the foreseeable future.

    Liquidation Rights. The Company's Certificate of Incorporation currently provides that, in the event of a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, after there shall have been paid or set apart for the holders of any outstanding shares of preferred stock, if any, the full preferential amounts (including accumulated and unpaid dividends) to which they are entitled, the holders of the common stock will receive the assets, if any, of the Company remaining for distribution to its common stockholders. Under the Sale Transaction proposal, the holders of the common stock of the Company would have no direct claim against any particular assets of Assix Automotive or any other subsidiary of the Company. In addition, neither the voluntary or involuntary sale, conveyance, lease, exchange of assets (for cash, share of stock securities or other consideration) of all or substantially all of the assets of Assix Automotive nor the consolidation or merger of one or more corporations with or into Assix Automotive shall be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the Company.

    Federal Income Tax Consequences. The following summary of the federal income tax consequences of the Sale Transaction is based upon the Internal Revenue Code of 1986, as amended (the "Code"), with respect to (i) the tax consequences resulting from the Sale Transaction to the Company and (ii) the tax consequences of the Sale Transaction upon the Company's shareholders.

    Effect Upon Company. The sale of the Company's automotive assets to Assix Automotive in exchange for 100% of the issued and outstanding stock of Assix Automotive will constitute a non-taxable transaction to the Company under
Section 368(a)(1)(D) of the Code. The transfer of the Company's automotive assets to Assix Automotive, a corporation wholly-owned by the Company, will constitute a non-taxable reoranization if the Assix Automotive stock is distributed to the Company pursuant to a plan of reorganization that complies with Section 354, 355 or 356 of the Code. Under Section 361(a) of the Code, the Company will not recognize gain or loss on the transfer of its automotive assets under the Sale Transaction if the stock of Assix Automotive is the sole consideration received in exchange therefore.

    Effect Upon Shareholders. The sale of the Company's automotive assets to Assix Automotive under the Sale Transaction will have no tax consequences to the shareholders of the Company.



         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE SALE TRANSACTION PURSUANT TO WHICH THE COMPANY WOULD SELL ALL OF ITS AUTOMOTIVE ASSETS TO ITS WHOLLY-OWNED SUBSIDIARY, ASSIX AUTOMOTIVE, IN EXCHANGE FOR 100% OF THE ISSUED AND OUTSTANDING SHARES OF ASSIX AUTOMOTIVE COMMON STOCK.

VI. AMENDMENT TO THE CERTIFICATE OF INCORPORATION.

         One of the actions to be taken as part of the Sale Transaction is to amend the Company's Certificate of Incorporation to change the name of the Company to Excal Enterprises, Inc. The present form of Article I of the Company's Certificate of Incorporation provides that "the name of the
corporation is Assix International, Inc."   As amended, Article I would provide
that "the name of this corporation shall be Excal Enterprises, Inc." The purpose of this amendment is to enable the Company to assign all rights to the use of its name and developed as part of its automotive operating business to Assix Automotive and permit the Company to diversity its operations.

         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMEND THAT THE STOCKHOLDERS APPROVE THE AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION CHANGING THE NAME OF THE COMPANY TO EXCAL ENTERPRISES, INC.




VII.     LEGAL PROCEEDINGS.

         Other than the litigation described below, the Company is aware of no other material legal proceedings, pending or threatened, to which any director or officer or affiliate of the Company, or any record or beneficial shareholder, is a party adverse to the Company or has or may have a material interest adverse to the Company.

A.       SECURITIES AND EXCHANGE COMMISSION PROCEEDING

         On May 28, 1993, the United States Securities and Exchange Commission ("the Commission") entered an Order Directing Private Investigation and Designating Officers to Take Testimony in the Matter of Assix International, Inc. ("the Order"). The Order stated that the Commission's inquiry was based upon reports received from Commission staff personnel, prepared as a result of their undertaking of a preliminary informal investigation, apparently initiated in June 1992, of certain of the Company's prior activities. Company management believes that certain reports completed by the staff of the Commission apparently alleged that in the period subsequent to January 1, 1990, the Company may have (a) committed fraudulent practices in connection with (i) the presentation of the Company's financial statements, financial condition and results of its operations, (ii) its use of particular accounting procedures and policies, (iii) its public reporting of the status of material contracts, and
(iv) transactions in the Company's securities by persons in possession of material non-public information concerning such other practices; (b) filed proxy materials and periodic and other reports or statements containing untrue statements of material fact or omitting material facts required to be stated or necessary to make other statements therein made not misleading; and (c) failed to maintain accurate records or an adequate system of internal accounting controls; and that unidentified individuals, in certain instances one or more officers or directors, may have participated in such practices or aided and abetted the Company in connection with its suspected activities. As a result of the investigation, the Enforcement

Division (the "Staff") of the Commission informed the Company and certain of its current and former officers and directors (including Mr. Newton, an officer and director of the Company, Mr. Ross, a former director of the Company, and Douglas Gardner, a former officer of the Company), that it intended to recommend to the Commission that the Company and such individuals be charged with certain violations of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and regulations promulgated thereunder. The Staff alleged that the violations arose from materially false or misleading disclosures or material omissions made by the Company in periodic reports filed under the provisions of the Exchange Act. Additionally, it was alleged that Mr. Newton violated Section 10(b) of the Exchange Act and Rule 10b-5 promulgated thereunder in connection with certain transactions in Company securities engaged in by Mr. Newton during the time when such allegedly misleading disclosures were outstanding.

         As a result of the Commission's promulgation of the Order, the Company's Board of Directors engaged counsel to conduct an internal investigation of the matters underlying the Commission investigation. Based upon such counsel's investigation and their knowledge of the factual matters underlying the Commission's investigation, the Board of Directors has discovered no evidence that the officers and directors of the Company acted other than in good faith and in a manner that they reasonably believed to be in the best interests of the Company in discharging their duties.

         The Company and the Commission tentatively reached a settlement agreement in July 1994 pursuant to which the Company, while neither admitting nor denying any violations of federal securities laws, would have consented to the entry of a permanent injunction enjoining the Company from future violations of certain federal securities laws. Under the terms of those settlement negotiations, which were also contingent upon the Company and the Commission reaching an agreement on the form of the complaint to be filed by the Commission in the U.S. District Court for the Middle District of Florida and form of consent decree, no monetary penalty would have been assessed against the Company. In September 1994, however, the Staff withdrew its recommendation that the Commission enter into the referenced consent decree in settlement of its enforcement action pending the review, among other matters, of the Company's acquisition of approximately 74 acres of Florida real property located in Duval County, including a building and personal property resulting from the Company's settlement agreement with Sears, Roebuck and Co.


         The Company and individuals identified as potential defendants in the Commission's proposed enforcement action continue to cooperate with the Staff of the Commission and, should settlement efforts fail to materialize with the Commission, intend to vigorously defend any enforcement action filed by the Commission. There can be no assurance, however, that such settlement terms will be reached.


B.  ASX INVESTMENT CORPORATION

DELAWARE CHANCERY COURT ACTION - ASX INVESTMENT CORPORATION


         On April 8, 1994, ASX Investment Corp., a Delaware corporation ("ASX Investment") which owns approximately 7 percent of the Company's issued and outstanding common capital stock, filed a Complaint for Declaratory and Preliminary and Permanent Injunctive relief (the "Delaware Complaint") against the Company in the Court of Chancery for the State of Delaware in and for New Castle County. Additional defendants named in the Delaware Complaint include
R. Park Newton, III, Aris Newton, Charles Ross, Kerry F. Marler and John Caskey. R. Park Newton, III, Aris Newton and John Caskey currently serve as Directors of the Company and Park Newton and Aris Newton serve as officers of the Company. Messrs. Marler and Ross have resigned from the Board of Directors. Mr. Marler no longer serves as an officer of the Company and is a party to certain litigation initiated against him by the Company. See "VII. Legal Proceedings - Kerry F. Marler" below.


         The Delaware Complaint sought to enjoin the Company's Board of Directors from taking actions that were designed to and/or would have the effect of entrenching management and the current Board of Directors or of depriving stockholders of their voting franchise. After taking certain discovery of the defendants, ASX Investment moved for and was granted a voluntary dismissal of the Delaware Complaint. This motion for voluntary dismissal was premised, at least in part, upon ASX Investment's filing of a related lawsuit in the United States District Court for the Eastern District of Pennsylvania. The Court dismissed the Delaware Complaint, without prejudice. See "Pennsylvania District Court Action - ASX Investment Corp." below.

PENNSYLVANIA DISTRICT COURT ACTION - ASX INVESTMENT CORP.

         On April 25, 1994, ASX Investment filed a Complaint in the United States District Court for the Eastern District of Pennsylvania (the "Pennsylvania Action") against R. Park Newton, III, Frederick Schadt, Arlene Schadt and the Company under, among other common law and statutory theories of recovery, Section 10(b) of the Securities Exchange Act of 1934, as amended, and Rule 10b-5 promulgated thereunder. Frederick Schadt and Arlene Schadt are the direct or beneficial owners of approximately 5.5% of the Company's issued and outstanding common capital stock. Mr. Schadt is alleged to be the long-time personal friend of R. Park Newton, III, thereby providing the basis for ASX Investment's further allegations that R. Park

Newton, III "tipped" material, non-public inside information to Mr. and Mrs. Schadt and thereby induced them to purchase in excess of 5% of the Company's common stock to the detriment of ASX Investment and other shareholders. This material, non-public information allegedly relates to certain matters referenced in the Company's settlement negotiations and settlement agreement with Sears, Roebuck & Co.

         The original Pennsylvania Action alleged (a) common law fraud against the Company, R. Park Newton, III, Frederick Schadt and Arlene Schadt; (b) breach of fiduciary duty against R. Park Newton, III, Frederick Schadt and Arlene Schadt; (c) waste of corporate assets by R. Park Newton, III, in breach of fiduciary duty; (d) violation of the anti-fraud prohibitions of the Pennsylvania Securities Act; and (e) breach of fiduciary duty by R. Park Newton, III, in connection with the Board of Directors adoption of a Shareholder Rights Plan under which rights to purchase, under certain conditions, the Company's newly-created Series A Participating Preferred Stock was to be distributed to holders of the Company's common stock. The latter count alleging breach of fiduciary duty was initiated on a derivative basis, on behalf of the Company, directly against R. Park Newton, III.

         After the Company and the other defendants filed a motion to dismiss the Pennsylvania Action ASX Investment, now joined by Mr. Steve Rosner (allegedly an ASX Investment shareholder) as a co-plaintiff, filed an amended complaint in which it abandoned its Rule 10b-5 securities fraud claim and substituted a new federal securities claim alleging that each of the defendants committed proxy fraud under section 14(a) of the Securities Exchange Act of 1934, as amended, and SEC Rules 14a-3 and 14a-9 promulgated thereunder. In the amended complaint, the plaintiffs allege that the Company's 1994 Proxy Statement contained numerous misrepresentations, on the basis of which, plaintiffs claim, the Company's Board of Directors was elected. The amended complaint also alleges breach of fiduciary duty, fraud, mismanagement and waste of corporate assets.

         On September 13, 1994, the Pennsylvania court entered an Order granting the Company's (and other defendants') motion to transfer the action to the United States District court for the Middle District of Florida. In a Memorandum accompanying the Order, the Pennsylvania court held that pending motions to dismiss, for summary judgment, for discovery sanctions, and for leave to seek discovery "will be preserved for decision by the transferee court." The action has been transferred to the United States District Court for the Middle District of Florida and remains pending.

         The Company and each of the individual defendants have denied all of the foregoing allegations and each has indicated an intention to vigorously defend their actions in the ASX Investment litigation brought against them. Although it is possible that R. Park Newton, III may have one or more interests materially adverse to the interests of the Company in this litigation, Mr. Newton has denied the allegations made in this action and intends to vigorously contest the allegations set forth in the ASX Investment complaint.

C.       KERRY F. MARLER

    Kerry F. Marler, previously an officer and director of the Company, resigned on May 20, 1994 when R. Park Newton, III, the Company's Chairman and President, accepted Mr. Marler's previously undated letter of resignation. The Company's action was based upon its belief that Mr. Marler had disseminated material, inside information to ASX Investment Corp. ("ASX Investment"), a shareholder which filed two lawsuits against the Company and its directors based upon information furnished to it by Mr. Marler. See "VII. Legal
Proceedings - ASX Investment Corporation".   Before voluntarily dismissing its
suit filed in Delaware, ASX Investment answered certain interrogatories furnished to it by the Company. In such answers, ASX Investment stated that the information forming the basis for its action was furnished by Mr. Marler. The lawsuits resulting from the foregoing activities of Mr. Marler have proven enormously costly to the Company both in legal fees and expenses and in diverting the efforts of Company management to the defense of such lawsuits.

    On June 10, 1994, the Company filed a complaint against Mr. Marler, in the Circuit Court of the Thirteenth Judicial Circuit, in and for Hillsborough County, Florida alleging that Mr. Marler breached his fiduciary duties as an officer and director of the Company and seeking recovery of monetary damages from Mr. Marler. The Company later amended the Complaint to join two of his related entities (KFM Venture, Inc. & Amazing Systems, Inc.). Mr. Marler filed an answer generally denying the Company's allegations, and has filed a motion to dismiss the suit. After the Court denied Mr. Marler's motion to dismiss, he filed a counterclaim alleging breach of contract, defamation, and conversion of certain personal property. KFM Venture, Inc. also has filed a lawsuit alleging that the Company breached its contractual obligations and seeking recovery of monetary damages. The Company has moved to dismiss Mr. Marler's counterclaim, has filed an answer denying KFM Venture, Inc.'s allegations, and intends to fully defend against these claims.


VIII. COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS.

         The following discussion describes the components of total compensation, including cash and non-cash compensation awarded to, earned by or paid to R. Park Newton, the Company's Chairman of the Board, and former President, as well as a member of its Board of Directors. No other executives of the Company earned, were awarded or were paid cash or non-cash compensation in excess of $100,000 during the Company's fiscal year ended June 30, 1994.

        Summary Compensation Table. The following table sets forth all cash and non-cash compensation paid by the Company during its fiscal year ending June 30, 1994, to R. Park Newton, the Company's Chairman of the Board and former President and a member of its Board of Directors.


                          SUMMARY COMPENSATION TABLE

                                                                                   Long Term Compensation
                           Annual Compensation                                Awards                     Payouts
- --------------------------------------------------------------------    ------------------      -----------------------
 (a)                 (b)      (c)          (d)            (e)              (f)         (g)       (h)           (i)
                                                          ---              ---         ---       ---           ---
                                                       Other Annual     Restricted                          All Other
                                                       ------------     ----------                          ---------
                                                       Compensation       Stock     Options     LTIP       Compensation
    Name and                                           -------------      -----     -------     ----       ------------
    Principal        Year     Salary *     Bonus *          **           Award(s)     SARs     Payouts        ***
    Position                                                             --------     ----     -------
- -----------------------------------------------------------------------------------------------------------------------
 R. Park Newton      1994     $122,675     $857,325       $ 14,255                  200,000                  $ 1,172
 Chairman of the     1993       94,000                      14,378                                               894
 Board               1992      103,341       54,000         15,477                                               744
                     1991      102,880       98,748          9,866                                               741

         * Amounts shown include cash and non-cash compensation earned and received by executive officers as well as amounts earned but deferred at the election of those officers.

        ** Amounts shown for certain officers include the cost of (i) Company provided automobiles and (ii) Company paid social and business club dues.

       *** The amounts shown in this column represent amounts paid by the Company for split-dollar insurance premiums.

         Aggregate Options Granted and Exercised. The following table sets forth, in summary form, the fact that the Company's Chairman of the Board, R. Park Newton, holds warrants and options to purchase 300,000 shares of Company common stock, all of which are presently exercisable. Mr. Newton did not exercise any such options during the Company's fiscal year ended June 30, 1994. Mr. and Mrs. Newton were recently awarded, by the Company's Special Compensation Committee, options to purchase an additional 300,000 shares of Company common stock at $1.00 per share; provided, however, that the Board of Directors first amend the Rights Agreement governing the Company's Series A Participating Preferred Stock Purchase Rights plan in order to specifically allow the grant of the referenced options to Mr. Newton. As such, the non-qualified stock options allowing Mr. Newton to acquire 300,000 shares will not be granted until the Rights Agreement is formally amended by the Board of Directors.

                     AGGREGATED OPTION/SAR EXERCISES TABLE


                                                                        Number of                 Value of Unexercised
                                                                       Unexercised                    In-the-Money
                                                                       Options/SARs                   Options/SARs
                                                                        at FY-End                      at FY-End
                                                                           (#)                            ($)
                                                                      ----------------           ---------------------
                                    Shares Acquired       Value
                                      on Exercise        Realized       Exercisable/                   Exercisable/
             Name                         (#)               ($)        Unexercisable                  Unexercisable
- ----------------------------------------------------------------------------------------------------------------------
 R. Park Newton, III  Chairman of        None               N/A           300,000*                          0
 the Board                                                              (exercisable)

 * Includes warrants and/or options to acquire (i) 100,000 shares of Company common stock on or before December 1, 1999 at an exercise price of $7.43 per share, and (ii) 200,000 shares of Company common stock on or before April 8, 2004 at an exercise price of $1.00 per share. Mr. Newton has also been awarded, by the Company's Special Compensation Committee, options to acquire 300,000 shares at an exercise price of $1.00 per share for a period of ten years from the date of grant. However, such options have not been granted as of the date of this report due to the requirement that the Company's full Board of Directors take certain actions prior to granting such options.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                              Individual Grants
                                                                  Percent of Total
                                                                    Options/SARs
                                                  Options/SARs       Granted to          Exercise or
                                                    Granted      Employees in Fiscal     Base Price    Expiration
                     Name                             (#)               Year               ($/Sh)        Date
- -----------------------------------------------------------------------------------------------------------------
 R. Park Newton, III  Chairman of the Board        200,000*                                $ 1.00      April 2004
 Charles A. Ross, former director                   50,000                                   1.00      March 2004
 William A. Newton, Vice President and director     60,000                                   1.00      March 2004
 John L. Caskey, director                           35,000              N/A                  1.00      March 2004

* An option to acquire 300,000 shares has been awarded by the Special Compensation Committee, but not yet issued since the full Board of Directors must first amend the Rights Agreement governing the Company's Series A Participating Preferred Stock Purchase Rights plan in order to specifically allow the grant of the referenced options to Mr. Newton. It is expected that this option will be exercisable for a term of ten years at an exercise price of $1.00 per share.

         Directors Fees. In April 1993, the Board of Directors adopted a policy whereby directors of the Company receive a $500 monthly allowance for attendance at Board of Director and Committee meetings, including meetings of its audit and compensation committees. Each director was therefore paid $5,500 for services rendered as a director in connection with the six Board meetings held during the year ended June 1994. While directors are entitled to reimbursement for reasonable travel expenses incurred in attending such meetings, no reimbursements were requested for meetings held during the fiscal year ended June 30, 1994.

         Employment Agreements. On March 8, 1994, R. Park Newton, III, the Company's former President and currently Chairman of the Board and a director, entered into an employment agreement with the Company having a term of five years and providing for base compensation of $180,000 per year, an automobile allowance of $750 per month, comprehensive medical coverage and other fringe benefits. In the event Mr. Newton's employment is terminated for cause, Mr. Newton will be entitled to his accrued base salary and reimbursement for any expenses through the date of termination. In the event Mr. Newton is terminated without cause, he will be entitled to his base salary accrued through the date of termination and reimbursement for expenses accrued through the date of termination, as well as all amounts of base salary and fringe benefits which would have been payable during the remainder of the five year term of his Employment Agreement. Pursuant to his employment agreement, in April 1994 the Company awarded Mr. and Mrs. Newton options to purchase 200,000 shares exercisable for a period of ten years at $1.00 per share. Further, Mr. Newton's employment agreement contains a non-compete provision under which he may not compete with the Company during the term of the agreement and, in the case of his termination for cause, for a period of six months thereafter. Mr. Newton also agrees during those same periods not to interfere with or seek to employ any of the Company's employees.

         Mr. Newton's employment agreement also contained provisions granting Mr. and Mrs. Newton additional options and certain bonus compensation, based in part upon the settlement of the Company's relationship with Sears and the reduction of the Company's institutional debt obligations. As noted below, however, the Company's Board of Directors by written consent executed March 11, 1994 (and Park Newton by his execution of the written consent) voided these elements of Mr. Newton's employment contract. As detailed further below, the Company subsequently retained Alexander & Alexander, an independent third party compensation consultant, to recommend to the Board of Directors the appropriate amount and nature of bonuses to be paid to Mr. Newton. Alexander & Alexander recommended that Park Newton receive a cash bonus of $800,000 as a result of the Sears settlement and the restructuring of the Company's institutional debt obligations and has advised that Mr. Newton's annual base salary of $180,000 is reasonable and appropriate. H.R. Management, Inc., a second independent compensation consultant engaged by the Company, also concluded that such bonus amount is fair and reasonable. Alexander & Alexander further recommended that the Board of Directors grant Park Newton options exercisable over a ten year period to acquire 300,000 shares at an exercise price of $1.00 per share. Following the receipt of such recommendations, John L. Caskey, in his capacity as the sole member of the Special Compensation Committee of the Board of Directors, determined that $800,000 should be paid to Mr. Newton as a cash bonus and that an additional $57,325 should be paid to Mr. Newton in order to retroactively adjust Mr. Newton's base salary for the 1994 fiscal year to $180,000 per year (it having previously been set at that level on March 8, 1994, whereas prior to that time Mr. Newton's annual base salary had been set at $94,000 per year). Of these amounts, $857,325 has already been paid and $122,675 paid as salary. Further, Mr. Caskey approved the grant of non-qualified stock options to purchase 300,000 shares of the Company's common stock at an exercise price of $1.00 per share, exercisable for a ten year period following the date of grant; provided, however, that the full Board of Directors first amend the Rights Agreement governing the Company's Series A Participating Preferred Stock Purchase Rights plan in order to specifically allow the grant of the referenced options to Mr. Newton. As such, the non-qualified stock options approved by Mr. Caskey will not be granted until the Rights Agreement is formally amended by the full Board of Directors.


         The Board of Directors has approved a new employment contract for Mr. Newton, the terms of which will be determined through negotiation by Mr. Newton and Mr. John Caskey, in his capacity as the sole member of the Special Compensation Committee, giving due regard to the advice of Mr. Carey Webb (the Company's President) and Alexander & Alexander Consulting (the Company's compensation consultants). The new employment contract is anticipated to have compensatory terms equal to or greater than those incorporated in the employment contract of Mr. Webb, as described below.


         Effective August 15, 1994, the Company entered into an employment agreement with Carey Webb, whereby he became its President and Chief Executive Officer. The term of this Agreement commenced on August 15, 1994 and continues for the five year period subsequent to that date. Mr. Webb's base salary is $180,000 per year, to be reviewed annually or more frequently, if appropriate, by the Board of Directors or the Board's Compensation Committee. The agreement also provides for a performance/incentive bonus to be paid to Mr. Webb as determined by the Board of Directors or its Compensation Committee. As a signing bonus intended to induce Mr. Webb to accept the Company's offer of employment, the Company paid to Mr. Webb the sum of $100,000 net of taxes. Additionally, the Company granted Mr. Webb non-qualified options to acquire 250,000 shares of its common stock at an exercise price per share of $1.13. Options to acquire 100,000 shares vested in full upon Mr. Webb's execution of his Agreement, whereas the remaining options vest in 50,000 share increments at such time as the average bid and asked prices for the Company's common stock over a thirty day period reach, respectively, $2.00, $4.00 and $6.00 per share. Once the foregoing options to acquire shares are vested, such options are exercisable by Mr. Webb, in whole or in part, on or before August 1, 2004, at which time the non-qualified options will expire. In the event Mr. Webb's employment is terminated for cause, any options which are not at that time vested will be subject to immediate forfeiture. Conversely, in the event Mr. Webb is terminated without cause or terminated following a defined "change in control" of the Company, any options which are not vested at that time will immediately become vested in full and thereafter be exercisable by Mr. Webb until their termination on August 1, 2004.

         Mr. Webb's Employment Agreement also obligates the Company to reimburse Mr. Webb for his reasonable legal fees incurred in connection with the negotiation and execution of such agreement. Further, the Company agreed to reimburse Mr. Webb for reasonable moving expenses incurred in connection with his relocation to Tampa, Florida and to reimburse Mr. Webb for the amount by which the net sales proceeds of the sale of his Lakeland residence are less than the appraised value of that residence. The Company's reimbursement obligation to Mr. Webb, however, is limited to reimbursement of an amount not exceeding $100,000. The Company also agreed to provide Mr. Webb with an interest-free loan in an amount not to exceed 20% of the purchase price in the event he purchases a Tampa residence prior to the closing of the sale of his Lakeland residence. If such an interest-free loan is made, it will be repaid upon the earlier of the closing of the sale of Mr. Webb's Lakeland residence or one year from the date of purchase of his Tampa residence.

         Mr. Webb's Employment Agreement further provides Mr. Webb with a Company automobile and reimbursement of related operating expenses, comprehensive medical coverage on Mr. Webb and his dependents, life insurance, long-term disability insurance, fees and expense for one downtown Tampa luncheon club and a country club, and vacation time of at least three weeks annually.

         In the event Mr. Webb's employment is terminated for cause, Mr. Webb will be entitled to his accrued base salary and reimbursement for any expenses through the date of termination. In the event Mr. Webb is terminated without cause, Mr. Webb will be entitled to his base salary accrued through the date of termination and reimbursement for expenses accrued through the date of termination, as well as all amounts of base salary and fringe benefits which would have been payable during the remainder of the five year term of his Employment Agreement.

         Mr. Webb's Employment agreement also provides for certain payments to Mr. Webb upon a "change of control" (as defined in such agreement) of the Company, which payments may constitute "parachute payments" under the Internal Revenue Code of 1986, as amended. If within three years of a "change of control" Mr. Webb's employment is terminated without cause or if he elects to terminate his employment following certain occurrences (e.g. his removal from the offices of President or Chief Executive Officer, reduction in his responsibilities below those generally assigned to the Company's President and Chief Executive Officer or a Company-required relocation outside of Tampa, Florida), Mr. Webb is allowed to terminate the agreement and receive a one-time lump sum severance payment equal to two and nine-tenths times the total amount of the annual base salary payable to Mr. Webb upon the date of the "change of control". Certain provisions limit and adjust the severance benefits payable to Mr. Webb following a "change of control" in the event counsel to the Company determines that such payments would constitute "parachute payments" within the meaning of the Internal Revenue Code of 1986, as amended. In the event the Internal Revenue Service viewed such payments to Mr. Webb as "parachute payments," the excess of any such payments over a statutory defined base amount will generally not be deductible by the Company for federal income tax purposes.

         Lastly, Mr. Webb's Employment Agreement contains a non-compete provision under which Mr. Webb may not compete with the Company during the term of the agreement and, in the case of his termination for cause, for a period of six months thereafter. Mr. Webb also agrees during those same periods not to interfere with or seek to employ any of the Company's employees.

         In connection with Mr. Webb's Employment Agreement, the Company also entered into an Indemnity Agreement under which the Company agreed to indemnify and hold Mr. Webb harmless against all expenses, judgments, fines and penalties reasonably incurred by him in connection with his services to the Company; provided, however, that such indemnification only applies following a specific determination that Mr. Webb acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company and that such indemnification is otherwise proper under the provisions of the Delaware General Corporation Law.

ITEM IX. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         The Company has entered into a number of consulting agreements with certain of its officers, directors or independent consultants (or entities controlled by such individuals) which, in the aggregate, obligate the Company to pay substantial sums, some of which have already been paid.

         Cross-Tec Market Systems, Inc. Consulting Agreement. One of these consulting agreements was entered into by the Company with Cross-Tec Market Systems, Inc. ("Cross-Tec"), an entity primarily-owned by Charles A. Ross, a former director of the Company. That agreement, dated as of January 15, 1993, provided for a monthly fee of $13,300 and was terminated in July 1994. Cross-Tec and the Company were also parties to a contingent compensation agreement, dated as of December 16, 1992, providing for compensation to Cross-Tec contingent upon the consideration received by the Company as a result of its settlement with Sears and the restructuring of its debt with its institutional lenders. This original agreement was superseded by a new incentive compensation agreement dated March 1, 1994. This new incentive compensation agreement also provided for commission compensation based upon the Sears settlement and the elimination of the institutional debt. As noted below, however, the Company's Board of Directors by written consent executed March 11, 1994 (and Mr. Ross by his execution of the written consent) voided the commission compensation elements of Cross-Tec's incentive compensation agreement. The Company subsequently retained Alexander & Alexander and an independent third party compensation consultant to recommend to the Board's Special Compensation Committee (comprised solely of John L. Caskey) the appropriate amount and nature of bonuses to be paid to Cross-Tec. Alexander & Alexander recommended that Cross-Tec's bonus compensation should be $536,480. H.R. Management, Inc., a second independent compensation consultant engaged by the Company, also concluded that this amount is fair and reasonable. John L. Caskey is the sole member of a Special Compensation Committee of the Board charged with reviewing such compensation. Mr. Caskey has approved the recommended compensation of Cross-Tec and such amount has been paid by the Company to Cross-Tec.

         During the fiscal year ended June 30, 1994, the Company paid Cross-Tec $146,300 in consulting service fees under the Consulting Agreement dated January 15, 1993, which agreement has been terminated. The Company also paid Mr. Ross, individually, $5,500 for his service as a Director of the Company.
On March 8, 1994, the Board of Directors also granted Mr. Ross the option to purchase 50,000 shares of common stock with such options expiring ten years from the date of the Board meeting and exercisable at a price of $1.00 per share. As of March 31, 1994, Mr. Ross had options enabling him to purchase 285,000 shares of Company common stock at various exercise prices.

                 Webb Consulting Agreement. The Company also entered into an Agreement for Consulting Services, dated December 16, 1992, with Royald Zell and Carey Webb, the Company's recently-appointed Chief Executive Officer and President (Mr. Webb's consulting agreement was entered into and his consulting services were rendered prior to his appointment to such capacities). Messrs. Zell and Webb both acted as independent economic consultants to the Company in determining the economic losses realized by the Company as a result of Sears' termination of its licensed agent relationship with the Company. These consulting arrangements provided for payment of certain hourly fees regardless of whether a settlement was reached with Sears. The commission component of these consulting agreements was amended pursuant to a letter agreement, dated October 16, 1993, among Messrs. Webb and Zell and the Company, providing that the commission paid to each under these arrangements was $275,000.

         Indebtedness of Directors, Executive Officers and Related Persons. As of June 30, 1994, R. Park Newton, III, the Company's Chairman of the Board and a director (and former President), owed the Company $125,000 (excluding accrued interest) pursuant to a demand loan. The loan was made in March 1990 at the variable interest rate of 1% over the prime rate, adjusted annually. This loan was paid in full by Park Newton in July 1994. Although Mr. Newton repaid an officer loan advance made in favor of the Company in July and August 1994, NationsBank of Florida, N.A. has bought an action against the Company under a complaint to recover fraudulent transfers alleging that the repayments of these amounts by Mr. Newton constituted a fraudulent transfer that is avoidable under Florida law. Should the Company be unsuccessful in defending against this claim, and be forced to pay such sums to NationsBank as a result of this suit, any amounts paid will be deemed to be indebtedness of Mr. Newton to the Company. As discussed in more detail below, the Company owed Ride Control Systems, Inc. (a company wholly-owned by Mr.
Newton and his wife) $175,436.18 as of June 30, 1994.   This amount is in
addition to the $505,000 owed to Park Newton as bonus compensation for his efforts in connection with the Company's settlements with Sears and its institutional lenders and the $57,325 owed to Park Newton as a bonus to retroactively adjust Mr. Newton's annual base salary for the 1994 fiscal year; both amounts have subsequently been paid.

         The Company has agreed to acquire from Park Newton and his wife for $74,087.70 the repayment rights pursuant to a loan obligation from Kerry F. Marler, a former officer and director, to Park Newton in the same amount. At the time the loan was made, Mr. Marler orally agreed to repay this amount when he received his incentive compensation bonus referenced below. Mr. Marler denies that the same constituted a loan and that the referenced amounts are due and owing to the Company or Park Newton.

         Kerry Marler Payments. Kerry F. Marler, a former director and former Vice President of the Company who resigned those positions effective May 20, 1994, had entered into a consulting arrangement with the Company in connection with the termination of his employment relationship with the Company in September 1990. In connection with the 1990 termination of Mr. Marler's employment with the Company and the concurrent transformation of his relationship with the Company to one of consultancy, the Company also forgave certain obligations owed by Mr. Marler to the Company, including a $60,000 loan. Further, the Company granted Mr. Marler options to acquire 75,000 shares of Company common stock.

         Mr. Marler entered into an incentive compensation agreement with the Company in December 1992, providing for contingent compensation based upon the settlement with Sears and the Company's institutional lenders. This former agreement was superseded by a new incentive compensation agreement entered into by the Company with KFM Ventures, Inc. and/or Amazing Systems, Inc. (entities wholly-owned by Mr. Marler) and a new employment agreement, each of which are dated March 1, 1994. The incentive compensation agreement with Mr. Marler's controlled entities provided for certain commission compensation to be paid to such entities depending upon the settlement of the Company's relationship with Sears and the reduction of the Company's debt obligations to its institutional lenders. Mr. Marler's employment agreement provided for base compensation of $159,000 annually, in addition to certain automobile and expense allowances, medical insurance and other fringe benefits. As noted below, however, the Company's Board of Directors by written consent executed March 11, 1994 (and Mr. Marler by his execution of the written consent) voided the commission compensation and stock option elements of Mr. Marler's employment and incentive compensation contracts. As detailed further below, the Company subsequently retained Alexander & Alexander, an independent third party compensation consultant, to recommend to the Board's Special Compensation Committee (comprised solely of John L. Caskey) the appropriate amount and nature of bonuses to be paid to Mr. Marler. Alexander & Alexander has recommended that Mr. Marler's bonus compensation should be $536,480 (of which $300,000 has been paid as an advance to Mr. Marler). H.R. Management, Inc., a second independent compensation consultant engaged by the Company, has also concluded that this amount is fair and reasonable. Mr. Marler contends that additional amounts are owed to him as bonus compensation. Although approving in substance the bonus compensation of $536,480 to Mr. Marler, John L. Caskey, in his capacity as the sole member of the Special Compensation Committee responsible for awarding such compensation, has resolved that the Company will pay such amount only under circumstances constituting full settlement of any and all disputes between the Company and Mr. Marler and involving appropriate offsets for the damages caused by Mr. Marler to the Company. See Item VII.C. Legal Proceedings.

         During the fiscal year ended June 30, 1993, the Company paid Kerry F. Marler & Associates, Inc., an entity controlled by Mr. Marler, $145,533 for services rendered in connection with his September 1990 consulting agreement with the Company. During the fiscal year ended June 30, 1994, the Company paid Mr. Marler or entities controlled by Mr. Marler $119,808 for consulting services, plus $300,000 which was advanced to Mr. Marler (through entities he controls) against amounts which the Company may pay to Mr. Marler (or entities controlled by Mr. Marler) in accordance with the determinations of John L. Caskey in his capacity as the sole member of the Special Compensation Committee established by the Board of Directors.

         As of June 30, 1994, Mr. Marler owed the Company $37,000 under a non-recourse, non-interest bearing loan, secured by 10,000 shares of the Company's common stock, which was entered into in connection with the September 1990 consulting agreement and which matured in September 1991. The Company has also advanced the sum of $24,511 to Mr. Marler, which sum is currently due.
Mr. Marler also owes the Company $74,087.70 from a loan which was initially made by Park Newton as an inducement for Mr. Marler to accept his former management position with the Company and which was subsequently purchased by the Company from Park Newton. Mr. Marler has denied that such the same constituted loan was made and denies any obligation to repay the Company. Due to the litigation involving Mr. Marler, the Company intends to offset amounts it may owe Mr. Marler under his incentive compensation agreement, if any, by the amounts due and owing from Mr. Marler to the Company. However, for accounting purposes, the Company has written off these amounts as a bad debt expense.

         Settlement Payments to Directors, Executive Officers and Related Persons. On March 11, 1994, pursuant to action taken by unanimous written consent of the Board of Directors, the Board (and the parties to the agreements by execution of such consent) voided certain remunerative provisions contained in Park Newton's employment agreement, in Cross-Tec's (the consulting entity wholly-owned by Charles Ross) incentive compensation agreement and in Mr. Marler's employment agreement and the incentive compensation agreement entered into with Mr. Marler's controlled entities (KFM Ventures, Inc. and/or Amazing Systems, Inc.). Those remunerative provisions consisted of certain stock options and/or cash bonuses designed to compensate Messrs. Marler, Ross and Newton for their efforts in obtaining substantial settlements with Sears Roebuck & Co. and the Company's institutional lenders. Although Messrs. Marler, Ross and Newton had agreed to condition the award of such remuneration on the receipt of a fairness opinion from an independent third party compensation consultant, the Board determined, because of the expected size of the awards and in order to avoid any appearance of self-dealing, that the amount and form of such remunerative elements of the agreements should be determined by such an independent third party, with such determination to then be reviewed by a second, independent, qualified entity to determine the fairness of the recommendations of the first compensation consultant.

         The Board engaged the services of Alexander & Alexander Consulting Group, Inc. ("Alexander & Alexander), an independent third party compensation consultant, and H.R. Management, Inc., a second independent compensation consultant. The Board also appointed John L. Caskey as a one-person committee charged with reviewing and approving or disapproving on behalf of the Board the recommendations of the third-party consultants. As noted above, Alexander & Alexander and H.R. Management have recommended and Mr. Caskey has concluded that the sum of $536,480 is reasonable compensation for Cross-Tec and for Kerry
F. Marler and/or his controlled entities (KFM Ventures, Inc. and/or Amazing Systems, Inc.).

         Indemnity Agreements. During its fiscal year ended June 30, 1994, the Company also entered into Indemnity Agreements with R. Park Newton, III, John
L. Caskey, Charles A. Ross and Aris W. Newton, under which the Company agreed to indemnify and hold harmless such individuals against all expense, judgments, fines, and penalties reasonably incurred by each in connection with their services to the Company. However, such indemnification only applies following a specific determination that such individuals acted in good faith and in a manner which each reasonably believed to be in the best interests of the Company. The Board of Directors previously authorized the advance of costs and expense incurred by R. Park Newton, III, the Company's current Chairman of the Board and a director, Douglas Gardner, the Company's Secretary and Treasurer, Richard Russell, the Company's Controller, as well as those costs and expenses incurred by Charles Ross, Theodore Biesanz, Richard W. Brewer, and George Crook, all of whom are former officers directors, employees or agents of the Company in connection with the Commission investigation referenced above. Such advances were conditioned on repayment if it was ultimately determined that the person whose behalf the advance was made did not meet the statutory standards of conduct required for indemnification. Under Delaware law, such person may only be indemnified to the extent that they are determined to have acted in good faith and in a manner reasonably believed by them to be in the best interest of the Company. In connection with the Commission's investigation (see "Item VII. Legal Proceedings), the Company's Board of Directors engaged counsel to conduct an internal investigation of the matters underlying the Commission's investigation. Based upon such report and on the matters raised by the Commission's investigation, the Board of Directors has discovered no evidence that the referenced officers, directors, employees and agents acted other than in good faith and in a manner which they believed to have been in the best interests of the Company in discharging their duties. Accordingly, the Board of Directors has determined that the referenced individuals are entitled to indemnification for costs and expenses incurred in connection with the Commission investigation referenced above.

         Other Transactions with Affiliates. On July 1, 1987, as part of the financial consolidation of the Company and its predecessor corporations, a lease and license agreement was entered into by the Company and Ride Control Systems, Inc., a South Carolina company wholly-owned by Park Newton and his wife. Pursuant to this agreement, the Company was obligated to pay Ride Control Systems, Inc. $10,517.61 per month for the use of technology which is a component of its Tire Matching technology. Pursuant to periodic oral modifications to that agreement, the Company from time to time paid less than the required monthly amount to afford the Company additional working capital. Mr. Newton has contended that such oral modifications permitted the reduced payments, but that the unpaid amounts were an accrued obligation of the Company to Ride Control. The total amounts of such accrued obligation as of March 31, 1994 was $471,282.44 ("Accrued Fees"). The Company, however, treated the oral modifications as if the contractual obligation was reduced from $10,517 per month to the amount actually paid in a particular month, with no obligation being accrued for the difference between such amounts. Additionally, since the intellectual property that is licensed pursuant to the Ride Control agreement has been sold by the Company to Sears as part of the Sears settlement agreement, and since the Company is required by the Sears agreement to transfer the Tire Matching technology free and clear of all liens and encumbrances, the Company and Ride Control agreed to a settlement pursuant to which Ride Control disclaimed any rights to such technology in exchange for the settlement payment described in the following paragraph. Assuming that the Company agreed to pay Ride Control additional fees of $225,216.98 (the amount that would have been payable to Ride Control by the Company under the agreement for the remaining life of the patents relating to the technology, reduced to present value) the Company would be indebted to Ride Control in the amount of $696,499.42.

         At June 3, 1994, the sum of the payments against Accrued Fees and the accrued interest on the promissory note under "Item IX. Certain Relationships and Related Transactions - Indebtedness of Directors, Executive Officers and Related Persons" equaled $345,627.06 (after subtracting $110,718, the amount owed to Park Newton for unreimbursed business expenses). Park Newton authorized such payments against Accrued Fees based upon his belief that the aggregate amount owed by the Company to Ride Control for Accrued Fees exceeded the amount of the payments. Consequently, if the Company, as contended by Park Newton, is liable to Ride Control for Accrued Fees, and if credit was given to Ride Control for the present value of future fees, the net due to Ride Control, after subtracting the $345,627.06 amount already paid as referenced above, is $350,872.36. The Board of Directors, Ride Control, and Park Newton agreed that the Company would pay Ride Control one-half of this net amount in settlement of this matter and in termination of the license agreement. Consequently, the Company's settled obligation to Ride Control was $175,436.18. This amount was subsequently paid after June 30, 1994.

         The Company has subleased office space and leased automobiles to All American Security, Inc., a company which is owned by John Caskey, a director
of the Company, for approximately $15,000 a year.   That entity owes the
Company $27,476.12. R. Park Newton and his wife, Francine, have advanced in excess of $250,000 to All American Security, Inc., a company wholly-owned by John L. Caskey, a member of the Company's Audit and Compensation Committees and the sole member of the Special Compensation Committee formed to review bonuses paid to Mr. Newton as well as certain other officers and consultants of the Company.

         The Company has acquired certain proprietary rights to its Combi System TM7000 proprietary equipment, and pursuant to the acquisition agreement is obligated to pay Lourens de Groot a royalty fee equal to $80 per Combi-Matcher produced by the Company. However, Mr. de Groot is and has been indebted to Mr. and Mrs. Park Newton, the Company's former President and Chief Executive Officer and current Chairman of the Board and a director, and, in order to satisfy that obligation, has assigned to Mr. and Mrs. Newton royalty fees due and owing from the Company to himself. The maximum amount of such royalty fees assigned to Mr. and Mrs. Newton is $28,320, of which $14,080 has been paid as of June 30, 1993. The Company has accrued $6,220 in royalty fees payable as of June 30, 1994.

      The Company employed Fred Schadt, a person who owns more than 5% of the Company's common stock, as President of Jacksonville Center, Inc. for approximately three months (April 1994 to June 1994) at a salary of $10,000 a month. Mr. Schadt is a party to a lawsuit filed by ASX Investment Corp. See "Item VII. Legal Proceedings".

X. PROPOSALS OF SHAREHOLDERS

         Proposals of shareholders that are intended to be presented by such shareholders at the Company's next Annual Meeting of Shareholders must be received by the Company no later than September 1, 1995 in order that they may be included in the proxy statement and form of proxy relating to that meeting. The Company anticipates that the date of the 1995 Annual Meeting of Shareholders will be held on or about January 15, 1996. Proposals should be directed to the Secretary of the Company at the principal executive offices of the Company, 100 North Tampa Street, Suite 3575, Tampa, Florida 33602.

XI. COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

      Under Section 16(a) of the Securities Exchange Act of 1934, a person who is an officer, director or beneficial owner of more than ten percent of the Company's common stock is required to file certain notification forms with the Securities and Exchange Commission, in addition to providing copies of such notification forms to the Company. Based upon a review of the notices on Forms 3, 4 and 5 submitted to the Company during its most recent fiscal year, the Company has ascertained that certain of its current officers and directors were delinquent in their Section 16 filings. R. Park Newton failed to timely file a Statement of Changes in Beneficial Ownership on Form 4 within 10 days after the end of the month in which a change in beneficial ownership had occurred (in this instance, following the grant of options to acquire 200,000 shares of common stock in April 1994) and also failed to timely file an Annual Statement of Changes in Beneficial Ownership on Form 5 with respect to such option grant. Aris Newton, Vice President and a director of the Company, failed to timely file a Statement of Changes in Beneficial Ownership on Form 4 with respect to one known transaction. Charles A. Ross, a former director of the Company failed to timely file a Statement of Changes in Beneficial Ownership on Form 4 with respect to one known transaction. John Caskey, a director of the Company, failed to timely file a Statement of Changes in Beneficial Ownership on Form 4 with respect to two known transactions.

XII. ANNUAL REPORT

    The Company's 1994 Annual Report to Shareholders, containing audited financial statements for the fiscal years ended June 30, 1993 and 1994, accompanies this proxy statement. A copy of the Company's Annual Report on Form 10-KSB to the Securities and Exchange Commission, excluding exhibits, may be obtained without charge by writing to Corporate Secretary, at the address of the Company set forth on the first page of this proxy statement.

XIII. OTHER MATTERS

      At the time of the preparation of this proxy statement, the Board of Directors knows of no other matters which will be acted upon at the Annual Meeting. If any other matters are presented for action at the Annual Meeting or any adjournment thereof, it is intended that the proxies will be voted with respect thereto in accordance with the best judgment and in the discretion of the proxy holders.


                                              By Order of the Board of Directors

                                              ASSIX INTERNATIONAL, INC.

Tampa, Florida
May 1, 1995

                            ASSET PURCHASE AGREEMENT

         ASSET PURCHASE AGREEMENT dated April 20, 1995 by and between Assix International, Inc., a Delaware corporation (the "Seller"), and Assix Automotive, Inc., a Florida corporation (the "Buyer").

         WHEREAS, the Seller desires to sell substantially all of its automotive service operations (the "Automotive Business") and assets to the Buyer and the Buyer desires to purchase substantially all of the properties and assets of the Automotive Business from Seller;

         WHEREAS, the Seller desires to continue to operate the Automotive Business as presently conducted until consummation of the sale has been approved by the shareholders of the Seller at its annual meeting of shareholders and, in the event that such sale is not consummated for any reason, to continue thereafter to engage in such business;

         NOW, THEREFORE, in consideration of the mutual promises herein set forth and subject to the terms and conditions hereof, the parties agree as follows:

         1. Sale of Properties and Assets. At the Closing hereinafter referred to, the Seller will sell, transfer, assign, convey and deliver to the Buyer, and the Buyer will purchase, accept and acquire from the Seller all of the properties and assets of the Automotive Business, more particularly described in the attached Bill of Sale as Exhibit A hereto (the "Assets").

         2. The Closing. Subject to the approval of the Agreement by Seller's shareholders at its annual meeting of shareholders, the Closing shall take place in Tampa, Florida on June 9, 1995.

         3. Instruments of Transfer; Payment of Purchase Price and Assumption of Liabilities; Further Assurances.

                 a.       At the Closing Seller shall deliver to the Buyer:

                          (1) A bill of sale, substantially in the form of Exhibit A annexed hereto;

                          (2) Checks or drafts or assignments in form satisfactory to the Buyer for all funds of such Seller for the Automotive Business on deposit with banks or other persons; and

                          (3) Such other instrument or instruments of transfer as shall be necessary or appropriate to vest in the Buyer good and marketable title to the Assets.

                 b. At the Closing the Buyer shall deliver to the Seller one or more certificates constituting all of the issued and outstanding common capital stock of Buyer in form acceptable to Seller.

                 c. Following the Closing, at the request of the Buyer, Seller shall deliver any further instruments of transfer and take all reasonable action as may be necessary or appropriate (i) to vest in the Buyer good and marketable title to the Automotive Business and Assets, and (ii) to transfer to the Buyer all transferable licenses and permits necessary for the operation of the Automotive Business.

         4. Change of Corporate Name. Promptly after the Closing, Seller shall change its corporate name to Excal Enterprises, Inc. From and after the Closing Seller consents to the use by the Buyer of the name "Assix Automotive".

         5. Annual Meeting of the Shareholders. Seller has set its annual meeting of stockholders to be held on May 31, 1995 and has notified its stockholders of its intent to consider and act upon a proposal to approve the Agreement and sale of the Automotive Business to Buyer.

         6. Representations and Warranties of the Seller. The Seller represents and warrants as follows:

                 a. Organization; Good Standing. Seller is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware, with all requisite corporate power and authority to own, operate and lease its properties, to carry on its business as now being conducted, and to enter into this Agreement and perform its obligations hereunder.

                 b. Information. To its knowledge, the proxy soliciting material as mailed to the shareholders of Seller in connection with the meeting to be held in accordance with Section 5 hereof (the "Definitive Proxy Material"), do not and will not contain any statement which is false or misleading with respect to any material fact, and do not and will not omit to state a material fact necessary in order to make the statements therein not false or misleading.

                 c. Authority. Seller has taken, or will have taken prior to the Closing, all necessary corporate action to approve this Agreement and the performance of its obligations hereunder.

                 d. Compliance with other Instruments, etc. Subject to the shareholder approval referred to in Section 5, neither the execution nor the delivery of this Agreement nor the consummation of the transactions contemplated hereby will conflict with or result in any violation of or constitute a default under any term of the Certificate of Incorporation or By-Laws of Seller or any material agreement, mortgage, indenture, license, permit, lease or other instrument, judgment, decree, order, law or regulation by which Seller is bound.

                 e. Governmental and other Consents, etc. No consent, approval or authorization of or designation, declaration or filing with any governmental authority or other persons or entities on the part of Seller is required in connection with the execution or delivery of this Agreement or the consummation of the transactions contemplated hereby other than (i) filings with the Securities and Exchange Commission of its proxy materials; and (ii) the approval of Seller's shareholders in accordance with the laws of the State of Delaware.

         7. Representations and Warranties of the Buyer. Buyer represents and warrants to the Seller as follows:

                 a. Organization; Good Standing. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida with all requisite corporate power to own, operate and lease its properties and assets and to enter into and perform its obligations hereunder.

                 b. Authority. Buyer has taken all necessary corporate action to approve this Agreement, and has taken or will have taken prior to the Closing all necessary corporate action to approve the performance of its obligations hereunder.

                 c. Compliance with Instruments. Neither the execution or the delivery of this Agreement nor the consummation of the transactions contemplated hereby will conflict with or result in any violation of or constitute a default under any term of the Articles of Incorporation or By-Laws of the Buyer or any material agreement, mortgage, indenture, license, permit, lease or other instrument, judgment, decree, order, law or regulation by which the Buyer is bound. No consent, approval or authorization of or designation, declaration or filing with any governmental authority or other persons or entities on the part of the Buyer is required in connection with the execution or delivery of this Agreement or the consummation of the transactions contemplated hereby.

         8. Conditions Precedent to the Obligation of the Seller. All obligations of the Seller under this Agreement are subject to the fulfillment, at or prior to the date of the Closing, of each of the following conditions:

                 a. The representations and warranties of the Buyer herein contained shall be materially true on and as of the date of Closing with the same force and effect as though made on and as of such date.

                 b. Buyer shall have substantially performed all its obligations and agreements and complied with all its covenants contained in this Agreement to be performed and substantially complied with by the Buyer prior to the date of Closing.

         9. Conditions Precedent to the Obligations of the Buyer. All obligations of the Buyer under this Agreement are subject to the fulfillment, at or prior to the date of the Closing, of each of the following conditions:

                 a. The representations and warranties of the Seller herein contained shall be materially true on and as of the date of the Closing with the same force and effect as though made on and as of said date.

                 b. The Seller shall have substantially performed all of its obligations and agreements and complied with all of its covenants contained in this Agreement to be performed and substantially complied with prior to the date of Closing.

         10. Right to Terminate. This Agreement may be terminated by written notice of either the Seller or the Buyer if the Closing shall not have occurred on or before June 30, 1995. In such event, unless there shall have been breaches of the agreements or covenants contained in this Agreement, there shall be no liability on the part of the Seller or the Buyer or their respective shareholders, officers and directors.

         11. Waivers and Notices. Any failure by any party to this Agreement to comply with any of its obligations, agreements or covenants hereunder may be waived by Seller in the case of a default by the Buyer and by the Buyer in the case of a default by any Seller. All waivers under this Agreement and all notices, consents, demands, requests, approvals and other communications which are required or may be given hereunder shall be in writing.

         12. Miscellaneous. This Agreement cannot be amended or terminated orally but only by a writing signed by Seller and the Buyer (at any time either before or after approval by the shareholders of Seller) and signed by duly authorized officers of such parties, but cannot be amended to reduce the net amount to be received by the Seller as a result of the sale of the Assets, provide for the purchase of less than substantially all of the assets or the assumption of less than substantially all of the liabilities of the Automotive Business. This Agreement embodies the entire agreement and understanding of the parties hereto and supersedes any prior agreement and understanding between the parties. This Agreement may be executed contemporaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement shall be governed by the laws of the State of Florida and shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Buyer                                        Seller

Assix Automotive, Inc.                       Assix International, Inc.


By: /s/ W. Carey Webb, President             By: /s/ W. Carey Webb, President
   -----------------------------------          --------------------------------

                                   EXHIBIT A

                          ASSIGNMENT AND BILL OF SALE

         THIS ASSIGNMENT AND BILL OF SALE ("Bill of Sale") is executed and delivered to be effective as of June 9, 1995 by Assix International, Inc., a Delaware corporation ("Seller") in favor of Assix Automotive, Inc., a Florida corporation ("Buyer").

         In consideration of the issuance by Buyer to Seller of 100 shares of Buyer's common stock, $.001 par value per share, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller hereby sells, transfers, conveys, assigns and delivers to Buyer all of the assets and properties, exclusive of real property, of Seller that are currently being used or operated by the automotive division of the Seller, including, but not limited to those assets more particularly described in Exhibit B hereto.

         IN WITNESS WHEREOF, Seller has executed and delivered this Bill of Sale effective as of the date first above written.

                                        Assix International, Inc.


                                        By: /s/ W. Carey Webb
                                           -------------------------------------
                                                W. Carey Webb, President

                                   EXHIBIT B

         All assets of Assix International, Inc., a Delaware corporation (the "Company"), in the way relating to or arising from the Company's ride-related automotive services operations (the "Automotive Business"), as they existed at the close of business on June 9, 1995 (the "Effective Date"), including, without limitation (unless otherwise set forth below), the following:

         Inventory. All inventory owned by the Company at the Effective Date or then used in or necessary for the operations of the Automotive Business, wherever located (including inventory owned by the Company in the possession of manufacturers, suppliers or others or in transit), and including but not limited to all new and used motor vehicles, parts, wares, materials, raw materials, merchandise, work in process, supplies and components of every nature and description which might be used in the manufacture, packing, shipping, selling, leasing or furnishing of finished goods or services, or otherwise used or consumed in the Automotive Business and other inventory used in connection with the Automotive Business.

         Accounts and Contracts Receivable. All accounts and contracts receivable including, but not limited to, accounts and contracts receivable arising from or generated from licensed dealer programs, the sale, lease or use of the Company's proprietary Tire-Matching wheel balancing technology (whether performed using the Tire Matcher System TM6000 or the Combi-System TM7000) or otherwise relating to or arising from sales made or services rendered by the Company at or before the Effective Date.

         Equipment. All equipment including, but not limited to, all of the Company's Tire Matcher System TM6000 machines, Combi-System TM7000 machines, other machinery, all spare or replacement parts related to any of such machines or machinery, furniture, furnishings, instruments of conveyance, processors, tooling, equipment, office equipment, supplies customarily classified as equipment, trade fixtures, all other goods, and all tangible personal property utilized in the conduct of the Company's Automotive Business; provided, however, no officer or computer equipment located at the Company's principal place of business shall be transferred hereby but rather shall remain the property of the Company.

         Proprietary Rights. All right, title and interest of the Company in and to all advertising matter, software, source codes, other computer related property, trade secrets and other proprietary information, including all patents, copyrights, tradenames, trademarks, service marks (and all applications therefor), owned by the Company or necessary for the operation of the Automotive Business, including by way of illustration and not limitation, the trade and/or fictitious name Assix, but excluding all software, source codes, other computer-related property used by the Company at its principal headquarters.

         Contracts. All right, title and interest of the Company in and to all contracts (expressly including unfilled purchase and sale or service orders), tire matching agreements, licensed dealer agreements, software license agreements, hardware and software rental agreements, manufacturing agreements, leases, commitments, arrangements or understandings, written or oral, pertaining to the operation of the Automotive Business, but excluding any contracts pertaining to the Company's operations after the Effective Date as conducted at its principal headquarters.

         Business Records. All files, correspondence, invoices and other business records used in or necessary for the operation of the Automotive Business, including, but not limited to, real property deeds, leases, title searches and commitments, equipment leases, contracts, agreements, price lists, customer lists, sales records, sales correspondence, credit records, purchase orders, sales orders, and data respecting product returns, failures, defects and quality control, but excluding such items as relate to the Company's post-reorganization operations as conducted at its principal headquarters.

         Prepayments. All prepayments and prepaid assets related to the Automotive Business.

         Intangible Property. All intangible property of the Company, inclusive of the right to use the trademarks "Tire Matching" "AccuBalance", "Assix", "For That New Car Ride", "Quality Assurance", "The Final Mile", "Assuring Your Total Ride Value" and "Rim Stress" and any goodwill associated therewith.

                                                                     EXHIBIT C

/X/ PLEASE MARK VOTES           REVOCABLE PROXY
  AS IN THIS EXAMPLE       ASSIX INTERNATIONAL, INC.

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 31, 1995

        The undersigned hereby appoints R. Park Newton, III and W. Carey Webb, each with full power of substitution as proxies and authorizes them to vote as designated below, all their shares of Common Stock of Assix International, Inc. (the "Company") on Wednesday, May 31, 1995 at 10 a.m. (local time) in Jacksonville, Florida or any adjournment thereof.
        The Annual Meeting of Stockholders of Assix International, Inc., a Delaware corporation (the "Company"), will be held on Wednesday, May 31, 1995 at 10:00 a.m. at the Imeson Center, One Imeson Parkway, Building 100, Jacksonville, Florida, for the following purposes:

                                                           WITH-      FOR ALL
                                                  FOR      HOLD       EXCEPT
1.  To elect three members of the Board
    of Directors who will be elected to a         / /      / /          / /
    one-year term of office.

    R. Park Newton, III             W. Aris Newton            W. Carey Webb

(INSTRUCTION:  To withhold authority to vote for any individual nominee, mark
"For All Except" and write that nominee's name in the space provided below.)
- --------------------------------------------------------------------------------
                                                  FOR     AGAINST    ABSTAIN
2.  APPOINTMENT OF PENDER
    NEWKIRK & COMPANY as independent
    certified public accountants of the           / /       / /        / /
    Company for the current fiscal year.

                                                  FOR     AGAINST    ABSTAIN
3.  Approval to consider and act upon a
    proposal to approve an Agreement of           / /       / /        / /
    Sale pursuant to which the Company
    would sell all of the Company's
    automotive operating assets to a newly formed wholly-owned subsidiary, Assix Automotive, Inc., in exchange for 100% of the issued and outstanding shares of the newly formed entity.

                                                  FOR     AGAINST    ABSTAIN
4.  Approval to consider and act upon a
    proposal to amend the Company's
    Certificate of Incorporation to change        / /       / /        / /
    the name of the Company to Excal
    Enterprises, Inc.

5. In their discretion, the proxies are authorized to vote upon any other matter that properly may come before the Meeting or at any adjournment thereof.


Please be sure to sign and date                     Date
 this Proxy in the box below.


Stockholder sign above                     Co-holder (if any) sign above
- --------------------------------------------------------------------------------
 - DETACH ABOVE CARD, SIGN, DATE AND MAIL IN POSTAGE PAID ENVELOPE PROVIDED. -

                           ASSIX INTERNATIONAL, INC.

        This Proxy, when properly executed, will be voted in the manner directed herein by the shareholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2, 3 and 4. If more than one of the proxies designated hereby shall be present in person or by substitution at the Meeting, or at any adjournment thereof, the majority of said proxies present and voting, either in person or by substitution, shall exercise all the powers herein given.
        The above signed hereby revokes any proxies heretofore given to vote upon or act with respect to such shares and hereby ratifies and confirms all that said attorneys, agents, proxies, the substitutes or any of them may lawfully do by virtue hereof.
        Please date and sign exactly as your name appears hereon and mail this proxy card in the enclosed envelope. No postage is required. Where there is more than one owner, each should sign. When signing as an atoorney, administrator, executor, guardian, or trustee, please add your title as such.
If executed by a corporation, this proxy should be signed by a duly authorized officer.

                              PLEASE ACT PROMPTLY
                   SIGN, DATE AND MAIL YOUR PROXY CARD TODAY